                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 3 to the registration statement on Form N-4 (Registration No. 333-59717)(the "Registration Statement") of our report dated February 12, 1999 relating to the financial statements of MONY America Variable Account A-MONY Custom Master and our report dated February 15, 1999, except for Note 12(b) as to which the date is March 22, 1999, relating to the financial statements of MONY Life Insurance Company of America which appear in such Statement of Additional Information. We also consent to the reference to our Firm under the heading "Independent Accountants" in the Statement of Additional Information.


PricewaterhouseCoopers LLP


New York, New York
August 5, 1999